Exhibit 14.1
CoreSite Realty Corporation
Code of Business Conduct and Ethics
Adopted February 23, 2011
INTRODUCTION
Purpose
This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Item 406 of SEC Regulation S-K. This Code should be considered a minimum standard. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards to the extent that such higher standards are consistent with applicable law.
This Code applies to all directors, officers, employees and agents of CoreSite Realty Corporation and CoreSite L.L.C. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our chief executive officer and our chief financial officer as our “principal financial officers.”
This Code is the Company’s statement of its desire and intent to comply with the highest standards of business ethics and its expectation that directors, officers, employees and agents do the same, but this Code is not intended as a contractual commitment to any director, officer, employee, agent or any other third party, and cannot be relied upon as such. Moreover, this Code does not affect the at-will employment relationship between CoreSite, L.L.C., and its employees.
Seeking Help and Information
This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you have any doubts about whether an issue or situation is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or you do not feel comfortable discussing your question with your supervisor, you should contact the Company’s Compliance Officer.
Reporting Violations of the Code
All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. Failure to report may result in discipline, up to and including termination.
If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Compliance Officer, who will work with you and your supervisor to address your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Compliance Officer directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion, consistent with law and the Company’s need to address potential violations.

Consequences of Violating the Code
It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.
Policy Against Retaliation
The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of this Code or of any of the Company’s policies, including violations of law or accounting standards and disclosures. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment. For more information about the Company’s policy against retaliation, see the Company’s Whistleblower Policy.
Waivers of the Code
Waivers of this Code for employees may be made only by an executive officer of the Company, and are only valid if they are in writing. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange.
COMPLIANCE WITH LAWS AND REGULATIONS
Each employee has an obligation to comply with all laws applicable to the Company, including any rules or regulations issued under those laws. For example, the Company is bound by various laws, including laws relating to copyrights, trademarks and trade secrets, information privacy, insider trading, political contributions, antitrust, foreign corrupt practices, gratuities, bribes and kickbacks, environmental hazards, employment discrimination, occupational health and safety, false or misleading financial information and misuse of corporate assets. While most employees are not expected to understand all of these laws, you should understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or from the Compliance Officer.
CONFLICTS OF INTEREST
Identifying Potential Conflicts of Interest
A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:
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Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company.

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Improper Personal Benefits. No employee should obtain any material (as to him or her) improper personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

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Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material tenant, contractor, real estate broker/agent, partner, lender or competitor or (ii) an investment in a material tenant, contractor, real estate broker/agent, partner, lender or competitor that represents more than 5% of the total assets of the employee.

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Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks, brokerage firms or other financial institutions or any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor, except that loans or guarantees of personal obligations are prohibited from any material contractors or broker/agents under any circumstances.

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Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company. Employees must obtain prior approval from the Compliance Officer before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

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Actions of Family Members. The actions of close family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For example, it is a conflict of interest if a close family member is employed by, or has a significant financial interest in, a company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company. It is also a conflict of interest if a close family member obtains loans or guarantees of personal obligations from, or enters into any other personal financial transaction with, any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company to the extent such transaction is not at arms-length. Similarly, receipt of improper personal benefits or favors by close family members creates a conflict of interest. You should not discuss the Company’s confidential information with anyone outside the Company, including members of your family.

For purposes of this Code, a company is a “material” tenant of the company if it is one of the Company’s ten largest tenants in the Company’s portfolio based on annualized rent as of the most recent fiscal year. A company is a “material” contractor, real estate broker/agent, partner, or lender if its transactions with the Company constitute a substantial percentage of the Company’s expenditures in that area. A company is a “material” competitor if the company competes in the Company’s line of business and has annual gross revenues from such line of business similar to or greater than the annual gross revenues of the Company. If you are uncertain whether a particular company is a material tenant, contractor, real estate broker/agent, partner, lender or competitor, please contact the Compliance Officer for assistance.
Disclosure of Conflicts of Interest
The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Compliance Officer. Your supervisor and the Compliance Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above. Conflicts of interest of our directors, executive officers or other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.
CORPORATE OPPORTUNITIES
As an employee of the Company, you have an obligation to put the interests of the Company ahead of your personal interests and to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company that is in the Company’s line of business, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain. No employee should engage in any activity that is competitive with the business activities and operations of the Company.
You should fully disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code. Business opportunities available to directors, executive officers and other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

CONFIDENTIAL INFORMATION
Employees have access to a variety of confidential information while employed at the Company. Confidential information includes but is not limited to all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company. Employees who have signed confidentiality agreements or who otherwise have contractual or legal confidentiality obligations to the Company must abide by those confidentiality provisions, as well as this Code.
Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.
INTELLECTUAL PROPERTY
The Company values and seeks to protect to the fullest extent possible its intellectual property, including but not limited to its patents, designs, trademarks, trade secrets, and copyrights. Any use of CoreSite’s intellectual property, including its trademarks and logos, must be cleared in advance by the Company’s Legal Department. Employees should immediately report any suspected misuse of trademarks, logos or other intellectual property to the Compliance Officer or the Legal Department.
To the extent permitted by and subject to applicable laws and regulations, all inventions and creations generated by Company employees belong to the Company. In addition to vigorously defending the Company’s own rights, employees must not knowingly misuse the intellectual property or violate the intellectual property rights of others.
COMPETITION AND FAIR DEALING
All employees should endeavor to deal fairly with the Company’s tenants, contractors, real estate brokers/agents, partners, lenders, competitors and other third parties. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.
Relationships with Tenants, Contractors, Real Estate Brokers/Agents, Partners and Lenders
Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with tenants, contractors, real estate brokers/agents, partners and lenders fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with such companies or persons:
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Information we supply to tenants, contractors, real estate brokers/agents, partners and lenders should be accurate and complete to the best of our knowledge. Employees should not misrepresent information to tenants, contractors, real estate brokers/agents, partners and lenders.

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Tenant, contractor, real estate broker/agent, partner and lender entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for tenant, contractor, real estate broker/agent, partner or lender decisions unless expressly approved by the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors
The Company is committed to free and open competition in the marketplace and throughout all business dealings. Employees should avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.
GIFTS AND ENTERTAINMENT
The giving and receiving of gifts is a common business practice. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.
As a general rule, you may not give or receive gifts. Entertainment should only be related to customers and prospects, in compliance with departmental guidelines and within approved budgets. All exceptions from this policy must be approved by the CEO, CFO or Compliance Officer.
Entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:
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Meals and Entertainment. In addition to being customer/prospect related and in compliance with departmental guidelines and approved budgets, you may only accept or give meals, refreshments or other entertainment if:

•	The items are of reasonable value;

•	The purpose of the meeting or attendance at the event is business related; and

•	The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors. Expenses for hospitality may not exceed the following per person: Breakfast — U.S. $25, Lunch — U.S. $50, Dinner — U.S. $100. Refreshments should not exceed U.S. $50 per person. Expenses for tickets for sporting and cultural events should not exceed U.S. $100.

•	Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value (less than U.S. $75).

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Personal Gifts. You may accept or give personal gifts of reasonable value (less than $100) that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•	Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.
You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Compliance Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Compliance Officer for additional guidance.
Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments. There are similarly strict prohibitions on payments to foreign officials by virtue of the Foreign Corrupt Practices Act and the Company’s own FCPA policies. All employees should carefully review the Company’s FCPA Policy. If you have any questions about this policy, contact your supervisor or the Compliance Officer for additional guidance.
PROTECTION AND USE OF COMPANY ASSETS
Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.
To ensure the protection and proper use of the Company’s assets, each employee should:
•	Exercise reasonable care to prevent theft, damage or misuse of Company property.

•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•	Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.
Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems (including, but not limited to, Company-issued or paid for cellular telephones, desk telephones, Blackberries, PDAs, and computers). Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data and any and all other Company equipment or systems. To the extent permitted by law, the Company has the ability, and reserves the right to, and indeed does, monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

COMPANY RECORDS AND DOCUMENT RETENTION
Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include bookkeeping information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.
From time to time the Company may establish retention or destruction policies or schedules for specific categories of records in order to ensure legal compliance, and also to accomplish other objectives, such as preserving intellectual property and cost management. Several categories of documents that bear special consideration are identified in the Company’s current Document Retention Policy. All employees must familiarize themselves and comply with the Company’s Document Retention Policy. Ask your supervisor if you have any questions about Company records or the Document Retention Policy.
ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS
As a public company, we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.
The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.
COMPLIANCE WITH INSIDER TRADING LAWS
Company employees are prohibited from trading in the stock or other securities of the Company or any other company while in possession of material, nonpublic information about the Company or the other company, respectively. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company or any other company on the basis of material, nonpublic information. All employees must familiarize themselves and comply with the Company’s Insider Trading Policy, a copy of which is available on the Company’s website at www.coresite.com.

PUBLIC COMMUNICATIONS AND REGULATION FD
The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly affects our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. All employees must comply with the Company’s Fair Disclosure Policy, a copy of which is available on the Company’s website at www.coresite.com.
ENVIRONMENT, HEALTH AND SAFETY
The Company strives to provide a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which we do business. Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer if you have any questions about the laws, regulations and policies that apply to you.
Environment
All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.
Health and Safety
The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that strives to protect the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.
EMPLOYMENT PRACTICES
The Company is committed to equal employment opportunity and complying with applicable federal, state and local employment laws. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department, and are also included on required Company postings that are posted in the workplace. Company employees must comply with all applicable labor and employment laws, including anti-discrimination and anti-retaliation laws. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination
The Company is committed to equal employment opportunity and does not tolerate discrimination or harassment on the basis of race, color, creed, gender, religion, sex, national origin, ancestry, pregnancy, age, marital status, registered domestic partner status, sexual orientation, medical condition including genetic characteristics, physical or mental disability, veteran status or any other consideration made unlawful by federal, state or local laws. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. The Company’s prohibition of harassment includes sexual harassment, which may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures. The Company also does not tolerate retaliation against anyone who in good faith makes a complaint of discrimination, harassment or retaliation.
If you have any complaints about discrimination, harassment, or retaliation, you must report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion, consistent with law and the Company’s need to investigate your complaint. Where our investigation uncovers harassment, discrimination, or retaliation, we will take prompt and appropriate corrective action, which may include disciplinary action by the Company, up to and including, termination of employment.
Any employee, including any member of management, who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.
Alcohol and Drugs
The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.
Violence Prevention and Weapons
The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business must immediately report the situation to their supervisor or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind on Company property or in Company vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons. If there is an immediate threat to safety or property, you should call 9-1-1 or the appropriate legal authorities.
CONCLUSION
This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Compliance Officer. We expect all Company employees to adhere to these standards.
This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.